                                                                 EXHIBIT 10.2

                                LICENSE AGREEMENT

     This agreement (this "Agreement"), dated as of September 25, 1997, is by and between The Spectranetics Corporation, a corporation organized and existing under the laws of the State of Delaware and having principal offices at 96 Talamine Court, Colorado Springs, Colorado 80907-5186 (hereinafter referred to as "SPNC") and United States Surgical Corporation, a corporation organized and existing under the laws of the State of Delaware and having principal offices at 150 Glover Avenue, Norwalk, Connecticut 06856 (hereinafter referred to as "USSC").

     WHEREAS, SPNC and USSC desire to expand their relationship and use their respective expertise cooperatively to further develop and commercialize * and other products for *;

     WHEREAS, SPNC and USSC are executing a supply agreement simultaneously with this Agreement (the "Supply Agreement") pursuant to which SPNC shall manufacture and sell to USSC, and USSC shall buy from SPNC, *; and

     WHEREAS, SPNC and USSC wish to enter into a license agreement on the terms hereof pursuant to which SPNC grants to USSC certain rights to use SPNC's * technology solely for *.

     NOW THEREFORE, in consideration of the mutual promises, agreements, covenants, undertakings and obligations set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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                             ARTICLE 1 - DEFINITIONS

       1.1 For the purposes of this Agreement, the definitions set forth below shall be applicable.

       Action - The term "Action" means a claim, action, suit or proceeding, whether civil or criminal or in law or in equity.

       Affiliate - The term "Affiliate" shall mean a corporation or other business entity which is directly or indirectly, controlled by a party hereto. For this purpose, control of a corporation or other business entity shall mean
(i) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in such corporation or other business entity, (ii) direct or indirect beneficial ownership of fifty percent (50%) or more of the equity of such corporation or other business entity, and (iii) the existence of any other relationship between corporation or other business entity and another corporation or other business entity which results in effective management control by one over the other, regardless of whether such control is continuously exercised. The term "Affiliates" shall not mean any corporation or other business entity which controls a party hereto or is under common control with a party.

       *

       Know-How - The term "Know-How" means any and all secret or confidential information, trade secrets, specifications, test results, analyses and data, inventions, methods, processes, formulae, mixtures, compositions, delivery systems, designs, techniques, applications, ideas or concepts, whether or not reduced to practice, relating directly to coupling technology in the Field, including, but not limited to, technology

-------------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application.

       Patents and Patent Applications - The term "Patents and Patent Applications" shall mean all patents and patent applications identified on
* hereto, all corresponding foreign patents and applications, all other patents and patent applications filed by or assigned to SPNC or any SPNC Affiliate prior or subsequent to the date hereof and relating to any invention, method, process, formula, mixture composition and delivery system (but excluding *) having application to a Product, and all other foreign and domestic patent applications filed in the name of, or assigned to SPNC covering any invention, method, process, formula, mixture, composition and delivery system (but excluding *) having application to a Product and all foreign and domestic patents issuing on any of the foregoing patent applications, and all continuations, continuations-in-part, divisions, reissues, reexaminations, additions, and renewals thereof.

       Person - The term "Person" or "Persons" means any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political sub division or any agency or instrumentality thereof.

       *

       Product - The term "Product" or "Products" means any instrument, device or system (but excluding *) which involve or relate to * technology to the extent for use with * in the Field and embody or utilize any or all of the following in which SPNC has or, during the term of this Agreement, acquires any right, title or interest: (i) the inventions, methods, processes, formulae, mixtures, compositions, and delivery systems (but excluding *) disclosed and/or claimed in the Patents and Patent Applications, and any invention, method, process, formulae, mixture, composition and delivery system (but excluding *) similar to any of the foregoing; (ii) every part, subassembly, component or accessory of, and addition or improvement to, any of the foregoing; and (iii) Know-How (defined above).

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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       Subsidiary - The term "Subsidiary" means any corporation, partnership or other entity, fifty percent (50%) or more of the outstanding shares of any class of stock, general partnership interest, or other equity of which is owned by a party; and any operating division of a party not separately incorporated or organized as an independent business Person.

1.2 In addition to the foregoing defined terms, the following terms shall have the meanings set forth in the referenced Sections of this Agreement:

          Term                             Section
          ----                             -------
          Confidential Information           6.4
          Discloser                          6.4
          Disclosee                          6.4
          FDA                                8.1
          Force Majeure Event               18.3
          Information                        2.2
          Inventions                         3.1
          Joint Results                     12.1
          License                            2.1
          License Fee                        4.1
          Modifications                      3.3
          *                                  7.1
          *                                  9.6


                              ARTICLE 2 - THE GRANT

       2.1 GRANT. Subject to payment of the Licensee Fee (defined in Section 4.1), SPNC hereby grants and conveys to USSC, and USSC hereby accepts from SPNC, (i.e. with SPNC as provided below) a co-exclusive, worldwide, fully paid up and irrevocable right and license (the "License"), without the right to sublicense, to evaluate, develop, test, conduct clinical trials, obtain governmental approvals, make, have made, use, practice, manufacture, have manufactured, sell, transfer or commercialize Products, and the co-exclusive (i.e. with SPNC as provided below), worldwide, fully paid up and irrevocable right and license to practice and use the Know-How solely with respect to the Products. SPNC hereby retains the non sublicenseable and non transferable right (except as provided in Section 16.1) to (a) evaluate, develop, test, conduct clinical trials,

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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

obtain government approvals, make, have made, use, practice, manufacture, have manufactured, sell, transfer and commercialize Products, (b) practice under the Patents and Patent Applications and to practice and use the Know-How throughout the world, and (c) all other rights with respect to SPNC's intellectual property not specifically covered by this Agreement including Patents and Patent Applications and Know-How.

       2.2 INFORMATION. Within three (3) business days after the date of this Agreement, SPNC shall deliver to USSC all conceptual, technical and design information, specifications, test results, analyses, data, drawings, formulae, mixtures, compositions, delivery systems, and any other useful information (collectively, "Information") concerning the Patents and Patent Applications, Know-How and Products now in SPNC's possession or control.

       2.3  *


                            ARTICLE 3 - IMPROVEMENTS

       3.1 IMPROVEMENTS. If, during the term of this Agreement, SPNC or one or more SPNC Affiliates conceives, develops or acquires any right, title or interest which may be licensed to USSC, in or to any new invention, method, process, formula, mixture, composition, delivery system, modification or improvement relating to a Product, or the use or manufacture thereof (collectively, "Inventions"), SPNC shall furnish full details thereof to USSC, including all Information involving or related thereto. Such Inventions shall be deemed included in the License, except insofar as USSC notifies SPNC in writing to exclude from the License all or any portion of such Inventions.

       3.2 OWNERSHIP. Except as provided for in Section 9.2 regarding ownership of inventions developed by SPNC during the term of this Agreement, all patents

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

pertaining to any Product or Products, or any part thereof, and all such Inventions, which are the subject of this Agreement, shall be the exclusive property of SPNC, subject to the License hereby granted.

     3.3  *


                            ARTICLE 4 - CONSIDERATION

       4.1 LICENSE FEE. The total consideration (the "License Fee") to be paid by USSC for the rights granted hereunder shall be [*].


                               ARTICLE 5 - PAYMENT

       5.1 PAYMENT. The License Fee shall be paid to SPNC within two (2) business days of the date this Agreement is executed by both parties. Payment of the Licensee Fee shall be made by means of a bank check in good funds or wire transfer to an SPNC account based on prior written instructions provided by SPNC to USSC.


----------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                       ARTICLE 6 - PROPRIETARY INFORMATION

       6.1 USSC CONFIDENTIALITY OBLIGATION. USSC hereby represents and warrants that it has not, directly or indirectly, disclosed and agrees that it will not, directly or indirectly, disclose, either during or subsequent to the term of this Agreement, any Confidential Information of SPNC, to any other Person, except to its attorneys and accountants as required in connection with this Agreement who have been and will be instructed to maintain its confidentiality and to third Persons, with a demonstrated need to know such Confidential Information who shall execute binding written agreements requiring such third parties not to disclose Confidential Information disclosed to them by USSC. The provisions of this Section 6.1 shall survive termination of this Agreement.

       6.2 SPNC CONFIDENTIALITY OBLIGATION. SPNC hereby represents and warrants that it has not, directly or indirectly, disclosed and agrees that it will not, directly or indirectly, disclose either during or subsequent to the term of this Agreement, any Confidential Information of USSC, to any other Person, except to SPNC's attorneys and accountants as required in connection with this Agreement who have been and will be instructed to maintain its confidentiality and to third Persons with a demonstrated need to know such Confidential Information, who shall execute binding written agreements requiring such third parties not to disclose Confidential Information disclosed to them by SPNC. The provisions of this Section 6.2 shall survive termination of this Agreement.

       6.3 SUPPLIERS. It is not intended by this Article 6 that USSC shall be required to obtain specific written commitments in relation to this Agreement from materials and/or component suppliers where only specifications are disclosed to said materials and/or component suppliers by USSC.

       6.4 CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean verbal and written disclosures from SPNC or USSC (the "Discloser") to the other party (the "Disclosee"), which concern the Discloser, including without limitation information which concerns the Discloser's business, operations, products or research and development efforts, or which concern the Products or Know-How, but shall not include information which: (a) at the time of disclosure is published or otherwise becomes a part of the public domain through no fault of Disclosee (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); (b) Disclosee can show was known to it at the time of disclosure, free of restriction; (c) has been or hereafter is disclosed to Disclosee without any obligation of confidentiality by a third Person who is in lawful possession of such information and has the right to disclose it to Disclosee; (d) has been or hereafter is disclosed by Discloser to a third Person free of any obligations of confidentiality; (e) is developed by the Disclosee independent of the Discloser's Confidential Information; or (f) is disclosed by Disclosee pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that the Disclosee promptly informs the Discloser of its intent to make such disclosure, takes all reasonable steps to limit such disclosure and does not inhibit the Discloser in taking whatever lawful steps the Discloser considers necessary to attempt to preserve the confidentiality of such information. Disclosures made to Disclosee by Discloser which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the public domain or in the possession of Disclosee.

       6.5 REMEDIES. The parties agree and acknowledge that any breach of this Article 6 by SPNC or USSC would likely cause irreparable injury to the other party and that such other party's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any Action which may be brought by either party to enforce the provisions of this
Article 6 without the necessity of proof of actual damage. Each party agrees promptly to seek temporary and permanent injunctive relief against any of its directors, officers, employees, representatives or agents who breach the aforesaid obligations with respect to any matter relating to this Agreement.

       6.6 SURVIVAL. The provisions of this Article 6 shall survive termination of this Agreement.


                           ARTICLE 7 - INDEMNIFICATION

       7.1  *

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

       7.2  *

       7.3 SURVIVAL. The provisions of this Article 7 shall survive termination of this Agreement.


                           ARTICLE 8 - FDA INTERACTION

       8.1 USSC REGULATORY RIGHTS. Either party shall be entitled to interact with the regulatory agencies in any country including, but not limited to, the U.S. Food and Drug Administration (collectively, "FDA") concerning the manufacture, use or sale of a Product and for purposes of any filings with the FDA concerning the Products to be the official company sponsor. In the event of a dispute between USSC and SPNC

--------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

concerning any matter relating to interaction concerning a Product with the FDA, USSC shall have final authority to act as USSC, in its sole discretion, deems appropriate with respect to the matter in dispute. USSC shall have the right to utilize the Information in connection with such regulatory filings.

       8.2 SPNC REGULATORY ASSISTANCE. During the term of this Agreement, SPNC, at USSC's request, shall assist USSC during FDA interaction concerning the Products; provided that USSC shall reimburse SPNC for all out-of-pocket expenses, other than attorneys fees and expenses, incurred by SPNC in providing such assistance.

       8.3  *


                 ARTICLE 9 - PATENT PROSECUTION AND INFRINGEMENT

       9.1 PRIOR INVENTIONS. USSC and SPNC each acknowledge that the other party has heretofore developed or acquired methods, processes and apparatus relative to their respective fields of endeavor. Notwithstanding anything in this Agreement to the contrary but subject to Section 3.3, USSC and SPNC each retain all right, title and interest in and to such methods, processes and apparatus developed or owned on their respective parts prior to the effective date of this Agreement.

       9.2  *

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

       9.3 PATENTS. Each party shall assist and cooperate in a reasonable manner with the other party in obtaining patent protection for inventions referred to in Section 9.2 and to protect title in the same in the name of the proper party in accordance with such Section. USSC shall have the first right to apply for and pursue patent protection for Joint Results for any invention, development or improvement that relates to TMR and PMR, and in the event USSC does not, after a reasonable period following discovery of the Joint Results, file for patent protection, SPNC may file for such patent protection. No party shall be obligated, however, to seek patent protection for any invention or to pursue any application therefore once filed. Each party shall have sole discretion in determining the jurisdictions in which it shall seek patent protection for any invention owned by it.

       9.4 INFRINGEMENT BY THIRD PARTIES. SPNC, on the one hand, and USSC, on the other hand, shall promptly give written notice to the other of any apparent infringement in the Field by a product discovered by it with respect to any patent issuing from the Patents and Patent Applications. Such notice shall set forth the facts of the apparent infringement in reasonable detail. *

       9.5 THIRD PARTY CLAIM OF INFRINGEMENT. If USSC or SPNC receives notice of a claim or Action by a third party alleging infringement of such third party's rights in connection with the manufacture, use or sale of a Product by USSC, its Affiliates, Subsidiaries, or permitted assignees, *

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

       9.6  INFRINGEMENT DEFENSE OBLIGATIONS. *

       9.7  MUTUAL LITIGATION UPDATE OBLIGATION; SETTLEMENT LIMITATIONS.

       (a)  *

       (b) Notwithstanding anything in this Agreement to the contrary, neither party nor its respective Affiliates, Subsidiaries, licensees, successors and assigns, shall

--------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

agree or enter into any agreement, settlement of any claim or Action which would invalidate any of the Patents or Patent Applications, or any claims under any of the Patents or Patent Applications, or otherwise abridge the right of the other party, its Affiliates, Subsidiaries, Sublicensees and permitted assignees the right to practice thereunder or any of the Know-How in the Field, without the prior written consent of the other party in its sole and absolute discretion.

       9.8 NOTICE OF INFRINGEMENT CLAIMS. In the event that any claim is asserted against either party, or any of their respective directors, officers, employees, agents or representatives, or such person is made a party defendant in any Action involving a matter which is the subject of such party's indemnification and hold harmless agreement as set forth above, or either party becomes aware of a claim, patent or patent application which might provide the basis for a third party's claim of infringement against the other party, Affiliates, Subsidiaries, or permitted assignees as a result of their manufacture, use or sale of a Product, then within thirty (30) days of receipt by any one or more of such party of notice of any such event, and within ten
(10) days of such party's receipt of a written complaint or other formal pleading regarding any such event, such party shall give the other party hereto written notice of such claim, Action, or patent or patent application.


                   ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

       10.1 AUTHORITY. Each party hereby represents and warrants that (a) it has full right, power and authority to enter into and be bound by the terms and conditions of this Agreement, to transfer the rights and to carry out its obligations under this Agreement, without the approval or consent of any other person or entity; (b) the entering into of this Agreement, the transfer of rights and the carrying out of its obligations under this Agreement is not prohibited, restricted or otherwise limited by any contract, agreement or understanding entered into by it, or by which it is bound, with any other Person, or any governmental entity; (c) there is no contract, agreement or understanding entered into by it, or by which it is bound, which if enforced, terminated or modified, would be in derogation of, contrary to, or adversely affect the rights acquired or to be acquired hereunder by USSC; and (d) there is no claim, Action or investigation pending or currently threatened against it which, if adversely determined, would restrict or limit its right to enter into this Agreement, transfer the rights or carry out its obligations under this Agreement.

       10.2 SPNC REPRESENTATIONS AND WARRANTIES. SPNC hereby further represents and warrants that:

       (a) it has not filed any patent application or been issued or assigned any patent on or prior to the date of this Agreement for any instrument, device or system similar to a Product, other than the Patents and Patent Applications;

       (b) SPNC possesses all right, title and interest in the Patents and Patent Applications and the Know-How, free and clear of any liens, charges, encumbrances, claims and rights of any type, nature or amount whatsoever, contingent or otherwise;

       (c) to its knowledge and belief, SPNC is not aware of any act of fraud or misrepresentation in connection with the prosecution of the Patents and Patent Applications including, without limitation, any material prior art which has not been disclosed in the cumulative prosecution of the Patents and Patent Applications or any claim of prior inventions by others;

       (d) to its knowledge and belief, SPNC has not authorized any disclosure of SPNC trade secrets or confidential information involving or relating to the Products without legally enforceable restrictions on disclosure by recipients thereof; and

       10.3 RELIANCE ON REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants made by a party shall be considered to have been relied upon by the other party hereto regardless of any discussion, review or investigation made by or on behalf of, the other party, and shall survive termination of this Agreement.


                        ARTICLE 11 - TERM AND TERMINATION

       11.1 TERM. The term of this Agreement shall commence upon the date hereof and shall terminate upon the later of the following:

       (a)  *

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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

       (b)  *

Notwithstanding the foregoing, if at any time SPNC or USSC shall fail in any material respect to comply with any of its material obligations under this Agreement, or commit any fraud upon the other party in connection with this Agreement or have willfully misrepresented any matter which is the subject of the representations and warranties contained herein, the non breaching party may terminate this Agreement upon seven (7) days prior written notice to the other. The remedies provided in this Section 11.1(b) shall be in addition to any other remedies available at law or in equity. Notwithstanding any other provision of this Agreement, USSC at all times after fulfillment of USSC's obligations under
Section 4.1 shall have the right for any or no reason to terminate this Agreement upon ten (10) days prior written notice to SPNC. In the event USSC effects termination in accordance with the immediately preceding sentence, there shall not be due to SPNC any termination penalty or other payment, nor shall the payment by USSC to SPNC be returnable in any manner.

       11.2 CURE. Notwithstanding Section 11.1 above, each party shall have the right to cure any material breach. The cure shall be effected within a reasonable period of time but not later than thirty (30) days after notice of such breach given to it by the non-breaching party, if the cure can be effected within such thirty (30) day period. If the breach is such that it cannot reasonably be cured within such thirty (30) day period, this Agreement shall terminate unless the breaching party institutes diligent efforts to cure such breach within such thirty (30) day period and so long as such party shall continue to pursue diligent efforts to effect such cure.

       11.3 NON TERMINATION. Notwithstanding any other provision of this Agreement, a party contesting in good faith any issue under this Agreement who continues to comply with all other obligations and provisions of this Agreement shall not be considered in breach of this Agreement for purposes of giving rise to any right of termination by the other party until there is a final judgment of a court of competent jurisdiction adverse to such contesting party with which judgment such party has failed to comply within fifteen (15) days after written notice thereof.

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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                      ARTICLE 12 - RIGHTS AFTER TERMINATION

       12.1  RIGHTS AFTER TERMINATION.

       (a) All rights and obligations of the parties which accrue on or before the effective termination date shall be fully enforceable by either party after termination.

       (b) If this Agreement terminates and, as a result thereof, USSC is required to cease making Products, USSC may, nonetheless after such termination dispose of inventory of Products existing at the date of termination, complete any Products in the process of manufacture at the date of termination, and utilize materials on order at the date of termination.

       (c)  *

       12.2 SURVIVAL. The provisions of this Article 12 shall survive termination of this Agreement.

                             ARTICLE 13 - PUBLICITY

     13.1 PUBLICITY. Neither party shall issue any press release or make any public disclosure, announcement, comment or statement concerning the existence or the terms and conditions of this Agreement or the transactions contemplated hereby without the prior written consent of the other party in its sole and absolute discretion, provided

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

however, that each party shall have the right to make disclosures which are required in the reasonable opinion of its counsel are necessary to comply with applicable laws and any rules or regulations of a securities exchange or the National Association of Securities Dealers upon which its securities are then being traded.

     13.2 SURVIVAL. The provisions of this Article 13 shall survive termination of this Agreement.


                               ARTICLE 14 - WAIVER

       14.1 WAIVER. No waiver by either party, express or implied, or any breach of any term, condition, or obligation of this Agreement by either party shall be construed as a waiver of any subsequent breach of any term, condition, or obligation of this Agreement, whether of the same or different nature.


                              ARTICLE 15 - NOTICES

       15.1 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by messenger or air courier to the party to whom such notice or payment is required or permitted to be given at its address set forth as follows: if given to SPNC, to: Attn.: Chief Executive Officer, The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, CO 80907-5186; or, if given to USSC, to: Attn.: Thomas R. Bremer, Senior Vice President and General Counsel, United States Surgical Corporation, 150 Glover Avenue, Norwalk, CT 06856. Any such notice shall be considered given when delivered, as indicated by signed receipt or other written delivery record. A party may change that address to which notice to it is to be given by notice as provided herein.


                            ARTICLE 16 - ASSIGNMENTS

       16.1 ASSIGNMENT. Neither this Agreement nor the performance of any part hereof may be assigned or transferred by either party hereto without the prior written consent of the other party, except that either party may
(i) assign this Agreement to an

Affiliate or Subsidiary of such party provided that such party continue to guarantee the full performance by such Affiliate or Subsidiary of this Agreement; and (ii) assign this Agreement to any successor by purchase, merger or otherwise, to all or substantially all of such party's assets, provided that in the event of such assignment such assignee shall agree in writing with the other party to assume all of the obligations and liabilities of such party hereunder. Any assignment, sublicense or transfer or attempt thereat other than as permitted by this Section 16.1, and in compliance with the provisions hereof, will be null and void.

                     ARTICLE 17 - CONSTRUCTION; ADJUDICATION

     17.1 CONSTRUCTION. This Agreement, the validity, construction, performance and interpretation thereof, and all issues and controversies arising therefrom shall be construed and enforced in accordance with the internal laws of the State of * applicable to contracts made and to be performed entirely within the State of * without reference to its conflict of law provisions.

     17.2  *

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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     17.3  SURVIVAL.  The provisions of this Article 17 shall survive termination of this Agreement.

                  ARTICLE 18 - ENTIRE UNDERSTANDING/AMENDMENT/
                                 FORCE MAJEURE

       18.1 ENTIRE UNDERSTANDING. This Agreement, along with the Supply Agreement and the Service Maintenance Master Agreement dated August 19, 1996, constitutes the entire understanding and agreement between the parties, and supersedes all previous agreements (whether written or oral) concerning the subject matter hereof.

       18.2 AMENDMENT. This Agreement shall not be modified, amended, or supplemented except by a written document executed by both parties.

       18.3 FORCE MAJEURE. Notwithstanding anything in this Agreement to the contrary, if either party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing party's control, including fire, explosion, flood or other act of God; laws or acts of any governmental authority; war or civil commotion; strike, lockout or labor disturbances; or failure of public utilities or common carrier (each a "Force Majeure Event"), such non-performing party shall not be deemed in breach provided such non-performing party shall promptly give notice thereof to the other party and shall use reasonable commercial efforts to cure or correct any Force Majeure Event and to resume performance of its affected obligations as soon as possible.

                              ARTICLE 19 - HEADINGS

       19.1 HEADINGS. The headings in this document are for information purposes only and are not meant to have any legal effect in interpreting this document.

                  ARTICLE 20 - SEVERABILITY; FURTHER ASSURANCES

       20.1 SEVERABILITY. The invalidity or unenforceability of any Section or provision of this document shall not affect the validity or enforceability of any one or more of the other paragraphs or provisions.

       20.2 FURTHER ACTS. The parties hereto will execute any further instruments or perform any acts which are or may be necessary to effectuate each of the terms and provisions of this Agreement.

                            ARTICLE 21 - COUNTERPARTS

       21.1 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

       THE SPECTRANETICS CORPORATION

       By:   /s/ Joseph A. Largey
             --------------------------------------
       Name:  Joseph A. Largey
             --------------------------------------
       Title:  President/CEO
             --------------------------------------

       UNITED STATES SURGICAL CORPORATION

       By:   /s/ Thomas D. Guy
             --------------------------------------
               Thomas D. Guy
               Senior Vice President, Operations

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